Board of Governors of the
                             Federal Reserve System
                            Washington, D. C. 20551
                                  FORM 10-KSB

(X) ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required]

( ) TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1943 [No Fee Required]

For the fiscal year ended December 31, 1997

Commission file number  Not Applicable

                                 RESOURCE BANK
                 (Name of small business issuer in its charter)

         Virginia                                  54-1414459
(State or other jurisdiction of      I.R.S. Employer Identification No.
 incorporation or organization)

3720 Va. Beach Blvd. Va. Beach, VA.               23452
Address of principal executive offices)         (Zip Code)

Issuer's telephone number  (757) 463-2265

Securities registered under Section 12(b) of the Exchange Act:
                                 Not Applicable

Securities registered pursuant to Section 12(g) of the Exchange Act:

                    Common Stock, Par Value $3.00 per share

Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. _X_ Yes __ No


Check if there is no disclosure of delinquent filers in response to Item
405 of Regulation S-B is not contained herein, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

State issuer's revenues for its most recent fiscal year.  $15,457,814

As of March 5, 1998, the aggregate market value of common stock held by non-affiliates was $26,951,175. This figure is based on the sales price for a share of Resource Bank Common Stock which was $37.50 on March 5, 1998. As of March 5, 1998, the issuer had 1,226,690 shares of common stock, par value $3.00 per share, outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the 1998 Annual Meeting of Shareholders to be held during the second quarter 1998, are incorporated by reference into this Form 10-KSB.

                                     PART I

      In addition to historical information, the following discussion contains forward looking statements that are subject to risks and uncertainties that could cause the Bank's actual results to differ materially from those anticipated. These forward looking statements include, but are not limited to, the affect of increasing interest rates on the Bank's profitability, and the adequacy of the Bank's allowance for future loan losses. Several factors, including the local and national economy, the demand for residential mortgage loans, the adequacy of the Bank's Year 2000 compliance, and the Bank's ability to integrate the operations of Eastern American Bank may adversely affect the Bank's ability to achieve the expected results. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date of this Report.

Item 1.  Description of Business

General

   Resource Bank (the "Bank") is a Virginia state-chartered commercial bank headquartered in Virginia Beach, Virginia. The Bank was organized in April 1987 and commenced operations on September 1, 1988. Since January 1, 1993, when the current management team began operating the Bank, the Banks assets, deposits and net income have grown from $24,257,200, $19,882,300 and a 1992 net loss of $350,700 to $209,330,000, $169,508,300 and a profit of $1,821,200, respectively, at December 31, 1997.

    March 24, 1998, the Bank announced a proposal to form a holding company, Resource Bankshares Corporation. This proposal will be presented for approval at the 1998 Annual Meeting of Shareholders.

    The Bank operates full service banking offices in Virginia Beach, Reston and Herndon, Virginia. Prior to December 1997, the Bank operated only one banking office in Virginia Beach, Virginia. On December 1, 1997, Eastern American Bank FSB, ("Eastern American") a federal savings bank, was merged into Resource Bank. As a result of the merger, Resource added two full service branches, one in Herndon and one in Reston, Virginia, and an administrative office in Herndon, Virginia. The Reston and Herndon branches are operated as "Eastern American Bank, a division of Resource Bank".

    The Bank's mortgage department originates residential 1 to 4 family unit mortgage loans and sells them to investors in the national secondary market. With the continued decline in interest rates during 1997, the mortgage department's loan demand increased. During 1997, the Bank originated and sold loans aggregating $296 million. The Bank originates mortgages from its existing banking offices and two offices in the Richmond, Virginia metropolitan area, one office in the Colonial Heights, Virginia area, one office in the Northern Virginia area, one office in the Chesapeake, Virginia area, and one office in Hilton Head, South Carolina. The Bank also originates loans through- out the Southwestern United States through its wholesale operations. The Bank operates a closing and shipping office in Virginia Beach, Virginia.

  The Bank services customers throughout the State of Virginia, providing banking services primarily to individuals and businesses located in the South Hampton Roads area (which includes the cities of Virginia Beach, Norfolk, Chesapeake, Portsmouth and Suffolk), with significant concentration in Virginia Beach, and the market area geographically defined as Fairfax County, Virginia. Through the Bank's mortgage department, the Bank services residents in these areas as well as metropolitan Richmond, Colonial Heights, Virginia, Hilton Head, South Carolina and portions of the Southwestern United States. The South Hampton Roads economy is generally balanced, with a strong base in tourism, military, industry, agriculture, construction, real estate, conventions, retail and wholesale businesses. The work force in Fairfax County is well educated and has one of the highest per capita incomes in the State of Virginia. The Fairfax County market has been one of the fastest growing economic areas in the United States in the past 10 years.

  The Bank markets its services to consumers, small to medium-sized businesses and professional people. The Bank provides a range of services traditionally associated with independent community banks, with an emphasis on personal relationship banking. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank also offers services typically associated with large banks and bank holding companies. These services include sweep account capacity, automatic reconcilement, and corporate credit cards.

  The Bank performs a broad range of lending and deposit services to individual and commercial customers. Loan activity includes commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection and construction loans. The Bank offers other related services such as safe deposit boxes, tax deposits, travelers' checks, wire transfers and savings bonds.

   Management emphasizes service to commercial and corporate accounts. The marketing and operating strategy targets commercial accounts of firms with net worth in excess of $250,000, operating profits for the past five years, and experienced management. The Bank emphasizes its ability and willingness to extend credit to creditworthy commercial and corporate accounts up to the Bank's legal lending limit, which was $2,300,000 at December 31, 1997.

     Management expanded the Bank's deposit base by encouraging non-borrowing corporate customers to place deposits in the Bank. In particular, the management team seeks corporate relationships with those companies having little to no borrowing needs, but excess cash to invest in short term bank investments to strengthen the Bank's deposit base. The Bank strives for the lowest deposit costs at all times. The Bank does not use brokers to develop deposits. The Bank does receive deposits in the national market, primarily from other financial institutions, which may require payment of slightly higher interest rates, but the operating costs of servicing national depositors are significantly lower than the operating costs of servicing local deposits. The Bank does not generally accept more than $100,000 from an out-of-area depositor, and attempts to stagger the maturity of such out-of-area depositors from 90 days to one year for purposes of matching the maturity of these deposits with the Bank's loan portfolio.

  In addition to its membership in the Federal Reserve System, the Bank is a member of the Federal Home Loan Bank System. The Federal Home Loan Bank membership allows the Bank to obtain longer term advances against certain Bank assets as a more stable source of funds. The Bank also has a working capital line of credit to finance mortgage loans.

Competition

   The banking industry in highly competitive and significant changes continue to occur. The bank competes actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies. Additional competition for depositors' funds comes from issuers and suppliers of U.S. Government securities, private debt obligations and other investment alternatives for depositors. Many of the Bank's non-bank competitors are not subject to the same extensive federal and state regulations, that govern federally insured and state chartered banks. As a result, such non-bank competitors may have certain advantages over the Bank in providing certain services. Competition continues to grow as customers select from a variety of traditional and nontraditional financial institutions. As the industry consolidates, competition changes as some regional and local institutions are absorbed, while at the same time creating a growing number of financial institutions with multi-regional operations.

  In South Hampton Roads, the Bank's competition includes 13 commercial banking organizations, 4 savings banks and 3 major credit unions. In Fairfax County, the Bank competes with approximately 27 commercial banking organizations, 8 savings banks and 35 credit unions ranging from the small to the major institutions.

  Most of the Bank's competitors have substantially greater resources than the Bank, which enables the competitors to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In many instances, these institutions perform services for the customers, such as trust services, which the Bank does not offer. Further, these competitors may have greater loan capacities and, what would be a large loan for the Bank (i.e., $500,000 to $2,000,000) could be a relatively small loan for many of its competitors.

  Competition among financial institutions includes competition with respect to interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of services rendered, the convenience of banking facilities and, in the case of loans to large commercial borrowers, relative lending limits. There is also significant competition among lenders with respect to secured versus unsecured or less secured loans. There will always be competitive pressures on the Bank to meet similar terms and conditions of its larger competitors.

  In addition, the Bank also competes with other financial institutions such as savings and loan associations, finance companies, credit unions, industrial loan associations, small loan companies, money market funds, stock brokerage firms, insurance companies, mortgage companies and others involved in obtaining funds and making loans. Additional competition for depositor's funds comes from issuers and suppliers of U.S. Government securities, private debt obligations and other investment alternatives for depositors. Many of the Bank's non-bank competitors are not subject to the same extensive federal and state regulations, which govern federally insured and state chartered banks. As a result, such non-bank competitors may have certain advantages over the Bank in providing certain services.

  The Bank's market of the South Hampton Roads area, covers the Norfolk-Virginia Beach-Newport News Metropolitan Statistical Area ("MSA"), with a population of
1.5 million people - enough to rank the region 27th among metropolitan statistical areas in the United States. This area, which covers both the north and south sides of the James River at the mouth of the Chesapeake Bay, contains the two largest Virginia cities in terms of population - Virginia Beach and Norfolk, with populations in 1996 of 420,000 and 232,000, respectively. In addition, this area contains the cities of Hampton, Newport News, Chesapeake and Portsmouth, each with populations over 100,000, and the City of Suffolk with a population of 58,000 in 1996. The economy of this area is largely influenced by major United States military installations and extensive port activity. Ship building and ship repair, a diversified industrial base and tourism also contribute significantly to the local economy.

    The Bank's market of Fairfax County, Virginia, covers an area of approximately 420 square miles, bordered by the Potomac River on its east and north sides, and Arlington, Alexandria, Prince William and Loudoun counties to the south and west, with a population of over 915,000 people (it would rank as the eleventh largest city in the nation). The County's median annual household income in 1995 was $70,000, with more than 56 percent of its adult population holding college degrees. There are more than 425,000 people employed in the County, with technology and service industries, as well as government workers comprising a significant percentage of these jobs. Fairfax County is home to four Fortune 500 companies, with more than 78 million square feet of office space in total (more than Atlanta, Boston, Dallas, Detroit, or Seattle, among others). Over 25,000 businesses are located in the County, 75 percent of which employ 10 or fewer persons.

Employees

   The Bank has 119 full-time and 10 part-time employees. Of these employees, 60 are associated with the mortgage department.

 Regulatory Matters

    Resource Bank is subject to Commonwealth of Virginia and Federal banking laws and regulations which impose specific requirements or restrictions and provide for general regulatory oversight with respect to virtually all aspects of operations, including, but not limited to, maintenance of cash reserves, loans, mortgages, maintenance of minimum capital, payment of dividends, and establishment of branch offices.

    As a state-chartered bank and a member of the Federal Reserve System, the Bank is supervised and regularly examined by the Federal Reserve Bank (the "Federal Reserve") and the Bureau of Financial Institutions of the Commonwealth of Virginia.

Deposit Insurance

     The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the limits set forth under applicable law. The majority of the Bank's deposits are subject to the deposit assessments of the Bank Insurance Fund ("BIF") of the FDIC. A portion of the deposits of the Bank (those acquired as a result of the merger with Eastern American) are subject to assessments imposed the Savings Association Insurance Funds ("SAIF") of the FDIC.

     Effective January 1, 1997, the FDIC equalized the assessment rates for BIF and SAIF insured deposits and the semi-annual assessments for FDIC deposits have a range of .0% to .27% basis points per $100 of insured deposits, depending on the Bank's capital position and other supervisory factors. The Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted September 30, 1996. This legislation requires that both SAIF and BIF insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"). The FDIC is currently assessing BIF insured deposits an additional 1.244 basis points per $100 of deposits and SAIF insured deposits an additional 6.22 basis points per $100 of deposits.

Regulations

    On October 1, 1996, the banking agencies issued new guidelines amending the Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") to include asset quality and earnings standards. The Guidelines were adopted pursuant to the requirements of Section 39 of the Federal Deposit Insurance Act. The Guidelines require financial institutions to identify problem assets and estimate inherent losses. In order to comply with these Guidelines a financial institution shall: (1) consider the size and potential risks of material concentrations of credit risk; (2) compare the level of problem assets to the level of capital and establish reserves sufficient to absorb anticipated losses on those and other assets; (3) take appropriate corrective action to resolve problem assets, as appropriate; and (4) provide periodic asset quality reports to the board of directors to assess the level of asset risk. The earnings standards specified by the Guidelines require an institution to compare its earnings trends (relative to equity, assets, and other common benchmarks) with its historical experience and with the earnings trends of its peers. The Guidelines, relative to the earnings standards, require the institution to: (1) evaluate the adequacy of earnings with regard to the institution's relative size and complexity, and the risk profile of the institution's assets and operations;

(2) assess the source, volatility, and sustainability of earnings; (3) evaluate the effect of nonrecurring or extraordinary income or expense; (4) take steps to ensure that earnings are sufficient to maintain adequate capital and reserves after considering asset quality and the institution's rate of growth; and (5) provide periodic reports with adequate information for management and the board of directors to assess earnings performance. The Guidelines note that the complexity and sophistication of an institution's monitoring, reporting systems, and corrective actions should be commensurate with the size, nature and scope of the institution's operations. The Bank does not believe that these Guidelines will materially affect its operations or financial condition.

    On December 20, 1996 the FDIC Board of Directors adopted the FFIEC's updated statement of policy entitled Uniform Financial Institutions Rating System ("UFIRS"). The updated UFIRS replaces the previous rating system and is effective January 1, 1997. Under the existing UFIRS, each financial institution is assigned a composite rating based on an evaluation and rating of five essential components of an institution's financial condition and operations. The five component areas are Capital adequacy, Asset quality, Management, Earnings and Liquidity ("CAMEL"). The updated UFIRS includes the addition of a sixth component for Sensitivity to market risk ("CAMELS"). The new sixth component addresses the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices can adversely affect a financial institution's earnings or capital. The new component focuses on an institution's ability to monitor and manage its market risk, and will provide an institution's management with a clearer and more focused indication of supervisory concerns in this area. The Bank does not believe that this statement of policy will materially affect its operations.

Item 2.  Description of Properties

  The Bank leases facilities in which to operate all of its banking and mortgage origination offices. The leases covering the Bank's banking offices are all long term leases with extensive renewal provisions assuring the Bank that it may continue to operate in the facilities for the foreseeable future. In December 1997, the Bank purchased a four acre lot in Herndon, Virginia, for $1.725 million, on which it plans to construct a Northern Virginia regional office. The building, which is anticipated to be completed in 1999, will contain both the Bank's administration and branch offices that are currently located in Herndon. For discussion of the Bank's leases, see Note 12 to the Bank's 1997 financial statements.

 Item 3.  Legal Proceedings

  The Bank is a party to various lawsuits arising in the ordinary course of business. Management, however, does not believe that the outcome of these lawsuits, individually or in the aggregate, will have a material adverse effect on its business or financial condition.

Item 4.  Submission of Matters to a Vote of Security Holders

    No matters were submitted for a vote of shareholders during the fourth quarter of 1997.

Item 5.  Market for Registrant's Common Stock and Related Stockholder
          Matters

   The Bank's Common Stock is listed on the NASDAQ National Market System ("NASDAQ/NM") under the symbol "RBKV". The high and low closing sales prices of the Bank's Common Stock on the NASDAQ/NM from April 12, 1996 (the date the stock was listed on NASDAQ/NM) and December 31, 1997, are set forth in the following table. From January 1, 1996, through April 11, 1996, the Bank's Common Stock was quoted on the NNOTC Bulletin Board, sponsored and operated by the National Association of Securities Dealers, an inter-dealer quotation system for equity securities not listed on the NASDAQ Stock market. The high and low closing bid prices during this period are also set forth in the following table. The quotations reflect interdealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.




                                                              Cash
                                          Closing Sales Price Dividends
                                               HIGH    LOW     Paid

      NASDAQ/NM
      1997
      Fourth Quarter                          $45.00  $27.50
      Third Quarter                            29.00   23.50     $.25
      Second Quarter                           26.00   18.50
      First Quarter                            20.50   18.00

      1996
      Fourth Quarter                          $18.75  $13.50
      Third Quarter                            13.50   11.75     $.10
      Second Quarter(beginning April 12, 1996) 13.75   12.00

                                           Closing Bid Price
                                               HIGH    LOW
      NNOTC Bulletin Board
      1996
      Second Quarter(through April 11, 1996)  $12.50  $11.50
      First Quarter                            12.00   10.13

     During 1996, the Bank's Board of Directors sold 124,133 of Common Stock for $12.50 per share to the Bank's stockholders, depositors and the public.

   The Bank's 1,226,690 outstanding shares were held by approximately 950 record holders as of December 31, 1997.

  Prior to the Bank's current management assuming office, the Bank had accumulated a significant deficit. The Bank was prohibited from paying dividends under Virginia banking law until it had restored any deficits in its capital funds as originally paid in. Additionally, Federal Reserve Board regulations limit the payment of dividends to net profits, as defined, of the current year, plus retained net profits of the previous two years. Consequently, until 1996 dividends were precluded under these regulations.

   In each of January 1996 and April 1997, the Board of Directors approved a one-time dividend of $.10 and $.25 per share, respectively, contingent upon approval of the Board of Governors of the Federal Reserve System and the Commonwealth of Virginia, State Corporation Commission, Bureau of Financial Institutions. Subsequently, the dividends were approved by the relevant regulatory authorities, subject to certain provisions of Regulation H of the Federal Reserve System. These provisions required the Bank to obtain approval of at least two-thirds of the holders of its Common Stock. Accordingly, the shareholders approved the $.10 at the 1996 Annual Meeting of Shareholders and the $.25 dividend and the 1997 Annual Meeting of Shareholders. As a result of the Bank's improved financial position, such approvals are no longer required as long as the Bank continues to achieve satisfactory earnings.

    On March 16, 1998, the Bank announced a quarterly dividend of $.12 per share to be paid to shareholders of record on March 31, 1998.

Item 6.  Management's Discussion and Analysis or Plan of Operation

  In addition to historical information, the following discussion contains forward looking statements that are subject to risks and uncertainties that could cause the Bank's actual results to differ materially from those anticipated. These forward looking statements include, but are not limited to, the affect of increasing interest rates on the Bank's profitability, and the adequacy of the Bank's allowance for future loan losses. Several factors, including the local and national economy, the demand for residential mortgage loans, the adequacy of the Bank's Year 2000 compliance, and the Bank's ability to integrate the operations of Eastern American Bank may adversely affect the Bank's ability to achieve the expected results. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date of this Report.

   On December 1, 1997, the Bank acquired Eastern American Bank, FSB, in a business combination accounted for under the purchase method of accounting, whereby the purchase price has been allocated to the underlying assets acquired and liabilities assumed based on their respective fair values at the time of acquisition. In an exchange of common shares, the Bank acquired $66,514,000 in assets (including cash of $12,539,000), $48,082,200 in net loans, and assumed $52,844,000 in deposit liabilities. Accordingly, these acquired assets and liabilities contributed to the growth in total assets and liabilities of the Bank for the year ended December 31, 1997 (See Note 18 to the consolidated financial statements). The Bank's 1997 results includes results by operations from Eastern American Bank for the month of December 1997.

  The following discussion should be read in conjunction with the Financial Statements and Notes thereto.

Results of Operations and Financial Condition

    The Bank had net income of $1,821,200 and $1,466,200 for 1997 and 1996, respectively. This constituted net basic earnings per common share of $1.84 for 1997, and $1.58 for 1996. With the diluted effect of common stock equivalents, earnings per common share were $1.67 for 1997, an increase of 9.9% over the $1.52 in 1996. The expanded levels of earning assets increased the Bank's net interest income during 1997. This factor, along with managed expense control, increased volume in the mortgage banking operation, and expansion of the Bank's business loan portfolio, provided the basis for increased earnings.

     At December 31, 1997, 55.4% of total loans were due in one year or less. Floating rate loans with maturities of one year or less represented 49.2% of total loans, and the remainder of loans had fixed rates.

     Average loans, net of unearned income, to average deposits were 82.2% and 76.1% in 1997 and 1996, respectively.

Net Interest Income

    Net interest income, before provision for loan losses, increased 37.4% to $4,954,100 in 1997 over 1996. The 1997 increase in net interest income was proportionate with the increase in average earning assets and interest bearing liabilities during 1997. During 1997, due to the increased banking activity precipitated by lower interest rates, average loans increased 35.0% to $93,839,500. Due to the competitive pricing of the Bank's deposit products, average deposits increase 25.0% to $114,100,000. As part of its mortgage banking operations, funds were advanced on behalf of investor banks in settlement of mortgage loans. Average funds advanced in settlement of such loans increased 96.7% to $13,153,300 in 1997 while average securities decreased 5.6% to $15,934,900 and average certificates of deposit invested at other banks remained at $1,000,000.

    For an historical analysis of net interest income, see the table entitled "Summary of Net Interest Income". For an analysis of the potential for a change in interest rates to impact the ability of the Bank to generate future net interest income, see the table entitled "Scheduled Maturity or Repricing". This is frequently referred to as the GAP analysis, which analyzes the difference between interest-sensitive assets and liabilities for the repricing/maturity periods indicated.

Summary of Net Interest Income

The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest income of the Bank from categories of interest-bearing assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest position; (iv) net interest income;
(v) net interest rate spread; (vi) net interest yield on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. For the purposes of this table, non-accrual loans are considered noninterest earning assets and loan fees are included in interest income.


                                                                      Year Ended December 31
                                                     -------------------------------------------------------------
                                                                  1997                                  1996
                                                     Average                 Yield/     Average             Yield/
                                                     Balance     Interest     Rate      Balance   Interest   Rate
                                                     -------------------------------------------------------------

Interest-earning assets:
 Loans                                               $93,839      $8,316      8.86%     $69,488    $6,268    9.02%
 Securities held to maturity                             226          15      6.64%        -         -          -
 Securities available for sale (1)                    15,709       1,103      7.02%      16,885     1,185    7.02%
 Other interest-earning assets (2)                    17,280       1,503      8.70%      11,099       842    7.59%
                                                     -------      ------      -----     -------     -----    -----
Total interest-earning assets                        127,054      10,937      8.61%      97,472     8,295    8.51%
                                                     -------      ------      -----     -------     -----    -----
Noninterest-earning assets                             2,893                              3,408
                                                     -------                            -------
Total assets                                        $129,947                           $100,880
                                                     =======                            =======
Interest-bearing liabilities
 Deposits
  Savings/Money Market Accounts (3)                  $17,730        $378      2.13%     $14,366      $284    1.98%
  Time deposits                                       96,370       5,318      5.52%      76,932     4,316    5.61%
Short-term borrowings (4)                              4,959         287      5.79%       1,617        89    5.50%
                                                     -------       -----      -----     -------     -----    -----
Total interest-bearing liabilities                   119,059       5,983      5.03%      92,915     4,689    5.05%
                                                     -------       -----      -----     -------     -----    -----
 Noninterest-bearing liabilities                       1,090                                799
 Stockholders' equity                                  9,798                              7,166
                                                     -------                            -------
Total liabilities and stockholder's equity          $129,947                           $100,880
                                                     =======                            =======
Net interest income/interest rate spread (5)                      $4,954      3.58%                $3,606    3.46%
                                                                  ======      =====                ======    =====
Net interest position (6) / Net yield on
 interest-earning assets (7)                          $7,995                  3.90%      $4,557              3.70%
                                                      ======                  =====      ======              =====
Ratio of average interest-earning assets to
 average interest-bearing liabilities (8)                                    106.72%                        104.90%
                                                                             ======                         ======


(1) Represents the average balances of amortized cost for available-for-sale securities.
(2) Consists of interest-sensitive deposits in other financial institutions, federal funds sold and funds advanced in settlement of mortgage loans.
(3) Includes noninterest-bearing accounts.
(4) Consists of FHLB advances and federal funds purchased.
(5) Represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
(6) Equals total interest-earning assets minus total interest-bearing liabilities.
(7) Equals net interest income divided by average interest-earning assets.
(8) Equals average interest-earning assets divided by average interest-bearing liabilities.

     As can be seen from the historical analysis and the GAP analysis, the Bank is in an asset-sensitive position. In a period of rising interest rates, the Bank is positioned to increase future net interest income. Conversely, in a period of declining interest rates the Bank will be in a position to have a decrease in future interest income. This managed GAP does not include the impact of mortgage loan volume which provides a natural hedge against this GAP position.

Scheduled Maturity or Repricing

The following table summaries the estimated aggregate maturity/repricing of the Bank's assets and liabilities at December 31, 1997. The table does not necessarily indicate the impact of general interest rate movement on net income because the repricing of certain categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, certain assets and liabilities indicated as repricing within a stated period, may, in fact, reprice at different rate levels. Nonperforming loans are included in interest-sensitive assets.


                                                               Scheduled Maturity or Repricing
                                                    ---------------------------------------------------
                                                    3 months   4 months   1 year      More
                                                       or         to        to        than
                                                     less       1 year   5 years     5 years      Total
                                                    ---------------------------------------------------
                                                                    (Dollars in Thousands)


Interest-sensitive assets:
 Loans:
   Fixed rate                                       $14,374     $6,599    $15,345    $14,411      $50,729
   Adjustable rate                                   62,449     11,578     21,974      3,860       99,861
                                                     ------     ------     ------     ------       ------
Total loans                                          76,823     18,177     37,319     18,271      150,590
Securities available for sale                        11,360      1,072        -          -         12,432
Securities held to maturity                             359        579      1,210        594        2,742
Other interest-sensitive assets (1)                  34,343      1,000        -          -         35,343
                                                     -------    ------     -------     ------      -------
Total interest-sensitive assets (2)                $122,885    $20,828    $38,529    $18,865      $201,107
                                                     =======    ======    =======     ======      =======
Interest-sensitive liabilities:
 Deposits:
   Savings accounts                                 $20,677         -         -          -         $20,677
   NOW accounts                                       2,987         -         -          -           2,987
   Money market accounts                              8,568         -         -          -           8,568
   Certificates of deposit                           31,352     88,802      5,629        -         125,783
                                                      -------    ------     -------   ------        ------
Total deposits                                       63,584     88,802      5,629        -        158,015
FHLB advances                                         9,650      4,000      7,300        -         20,950
                                                      -------    ------     -------   ------        -------
Total interest-sensitive liabilities                 $73,234    $92,802   $12,929        -       $178,965
                                                      =======    ======     =======   ======        =======
Difference between interest-sensitive assets
  and interest-sensitive liabilities ("GAP")         $49,651   ($71,974)  $25,600    $18,865       22,142
                                                      =======    ======     =======   ======        ======

Cumulative GAP                                       $49,651    ($22,323   $3,277    $22,142
                                                      =======    ======     =======   ======
Cumulative interest-sensitive assets to
  interest-sensitive liabilities                     167.80%    86.56%     101.83%    112.37%
                                                       ======    =====      ======     ======
Cumulative interest-sensitive assets less
  interest-sensitive liabilities as a
  percentage of total assets                          23.72%   -10.66%       1.57%     10.58%
                                                       =====     =====        ====      =====


(1) Consists of interest-sensitive deposits in other financial institutions, federal funds sold and funds advanced in settlement of mortgage loans.
(2) Total interest-sensitive assets would be $196,709 if nonperforming loans were excluded.

Allowance for Loan Losses

  The ratio of net loans charged off to average loans was .0% in 1997 and .15% in 1996. The allowance for loan losses as a percentage of year end loans was 1.71% in 1997 and 1.27% in 1996. The level of non-performing loans at year end was $4,398,000 and $421,000 in 1997 and 1996, or 2.92% and .51%, respectively, of total loans. Management made a provision for loan losses of $155,000 in 1997 and $290,000 in 1996. The majority of the non-accrual loans were housed in Eastern American Bank at the time of merger. The Bank has a plan in place to substantially reduce the level of non-accruing loans during the first half of 1998 and these assets were marked to market at the time of merger. The Bank anticipates increasing the quality of assets at Eastern American Bank through the employment of experienced commercial lending officers.

  In establishing the allowance for loan losses, management considers a number of factors, including loan asset quality, related collateral and economic conditions prevailing during the loan's repayment. In its loan policies, management has emphasized the borrower's ability to service the debt, the borrower's general creditworthiness and the quality of collateral.

    While the Bank believes it has sufficient allowance for its existing portfolio, there can be no assurances that an additional allowance for losses on existing loans may not be necessary in the future, particularly if the economy worsens.

Potential Problem Loans

     At December 31, 1997, the Bank had $3,059,000 in non-accrual loans and $1,339,000 of loans past due 90 days or more that were still accruing. In addition to loans on either non-accrual status or loans past due 90 days or more and still accruing, the Bank had identified $1,842,800 of loans that have been internally classified. These loans require more than normal attention and are potentially problem loans.

      For the historical analysis of the Bank's loan loss experience, see the table entitled "Summary of Loan Loss Experience".

Summary of Loan Loss Experience

The following table presents the Bank's loan loss experience and selected loan loss ratios for the two years ended December 31, 1997 and 1996.

                                                                     Year ended December 31,
                                                              ---------------------------------
                                                              1997                         1996
                                                              ----                         ----
                                                                    (Dollars in thousands)

Balance of allowance for loan losses
  at beginning of year                                        $1,040                         $854

Loans charged-off:
 Commercial                                                       (2)                          (5)
 Installment                                                      (2)                          (1)
 Real Estate                                                     (56)                        (109)
 Credit Cards and Other Consumer                                  (5)                          (5)
                                                              --------                     --------
 Total loans charged-off                                         (65)                        (120)
                                                              --------                     --------
Recoveries of loans previously charged-off:
 Commercial                                                       34                            6
 Installment                                                       4                            7
 Real Estate                                                       -                            -
 Credit Cards and Other Consumer                                   5                            3
                                                              --------                     --------
 Total recoveries                                                 43                           16
                                                              --------                     --------
Net loans charged-off                                            (22)                        (104)
Additions to allowance charged
 to expense                                                      155                          290
Allowance acquired through business combination                1,400                            -
                                                              --------                    ---------
Balance at end of year                                        $2,573                       $1,040
                                                              ========                    =========

Average loans                                                $93,839                      $69,488

Loans at end of period                                      $150,590                      $81,975
Selected Loan Loss Ratios:
 Net charge-off during the
  period to average loans                                       0.02%                        0.15%
 Provision for loan losses
  to average loans                                              0.17%                        0.42%
 Provision for loan losses
  to net charge-offs during
  the period                                                     705%                         279%
 Allowance for loan losses
  to loans at end of period                                     1.71%                        1.27%
 Non-performing assets at
  end of period                                               $4,398                         $421
 Non-performing assets to
  total loans at end of
  period                                                        2.92%                        0.51%
 Allowance for loan losses
  to non-performing assets
  at end of period                                                59%                         247%


Noninterest Income and Noninterest Expenses

     Noninterest income was $4,520,000 in 1997, an increase of 64.1% over 1996. This increase was primarily from income derived from mortgage banking operations. The general decline in interest rates, which began in 1995 and continued through 1997, was a factor in the increase of mortgage banking income of 69.4% to $4,111,000. Because of the uncertainty of future loan origination volume and the future level of interest rates, there can be no assurance that the Bank will realize the same level of mortgage banking income in future periods. There was a slight increase in other income during 1997 over 1996 which included a gain on sale of loans of $105,400 realized during 1997. The Bank realized a gain on sale of loans of $25,900 during 1996.

     Total noninterest expense was $6,533,300 in 1997, a 46.8% increase over 1996. All areas of noninterest expenses were affected by the increased volume in the mortgage banking operations. The largest component of noninterest expense, salaries and employee benefits, increased 52.0% to $4,035,900 in 1997 over 1996. This category comprised 61.8% of the total noninterest expense in 1997, and 59.7% in 1996. Occupancy expense increased 46.2% in 1997 over 1996. Depreciation and equipment maintenance expense increased 29.9% in 1997 over 1996. Outside computer service increased 87.4% to $242,900. Federal Deposit Insurance Corporation ("FDIC") premiums increased 522.6% to $12,500 in 1997 over the $2,000, minimum amount paid in 1996. See "Business - Deposit Insurance".

Income Taxes

     Applicable income taxes on 1997 earnings amounted to $964,648, resulting in an effective tax rate of 34.6% compared to 9.5% in 1996.

     The effective rate differed from statutory rates for the year ended December 31, 1996, due to the Bank's utilization of net operating loss carryforwards for financial statement purposes during 1996. As a result, the Bank recorded a deferred tax asset and related income tax benefit of $448,127 for the realization of these loss carryforwards in 1996. All net operating loss carryforwards are now fully utilized for financial statement and income tax return purposes.

Liquidity

     The Bank's funding requirements are supplied from a range of traditional sources, including various types of demand deposits, money market accounts, certificates of deposit and short-term borrowings. Large certificates of deposit accounted for 2.2% and .10% of total deposits at December 31, 1997 and 1996, respectively. Federal Home Loan Bank ("FHLB") advances were also utilized as funding sources by the Bank in 1997 and 1996. The Bank had $20,950,000 in such advances outstanding at December 31, 1997 and $7,236,500 in such advances outstanding at December 31, 1996. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to $30,000,000. This FHLB advances arrangement expires November 3, 1998, and can be prepaid at anytime by the Bank. Additionally, the Bank has a warehouse line of credit collateralized by first mortgage loans, amounting to $10,000,000 which expires December 2, 1998. As of December 31, 1997, the Bank had not drawn from this line of credit. The Bank has no reason to believe these arrangements will not be renewed.

     Management seeks to ensure adequate liquidity to fund loans and meet the Bank's financial requirements and opportunities. To provide liquidity for current, ongoing and unanticipated needs, the Bank maintains short-term interest bearing certificates of deposits, federal funds sold, and a portfolio of debt securities. The Bank also structures and monitors the flow of funds from debt securities and from maturing loans. As securities are generally purchased to provide a source of liquidity, most are classified as securities available-for-sale when purchased. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. Securities are composed primarily of governmental or quasi-governmental agencies. Net unrealized appreciation, net of tax effect, on securities available-for-sale was $296,400 for 1997, and net unrealized depreciation on securities available-for-sale was $23,100 for 1996. The Bank from time to time also maintains short-term interest bearing certificates of deposit with other financial institutions. These certificates of deposit amounted to $1,000,000 at December 31, 1997 and 1996, respectively. Federal funds sold to correspondent institutions were $1,920,000, and $170,000 at year end 1997 and 1996.

Recent Accounting Pronouncements

   During June 1997, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 130, Reporting Comprehensive Income. This pronouncement establishes standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statement periods beginning after December 15, 1997. As the Bank's only known item of comprehensive income is the unrealized appreciation or depreciation on investment securities available for sale, Management does not expect the application of this pronouncement to have a material impact on the Bank's financial statements.

   FASB Statement No. 131, Disclosures about Segments of an Enterprise, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders, and is effective for financial statements for periods beginning after December 15, 1997, and requires restatement of all prior periods presented. It also establishes standards for related disclosures about products and services. geographic areas, and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

    This Statement also requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services,) about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions. However, this Statement does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. Management is currently assessing the impact of this statement on future financial statement disclosures.

     FASB Statement No. 132, Employer's Disclosures about Pension and Other Post Retirement Benefits, revises disclosures regarding pension and other post retirement benefits and standardizes certain disclosure requirements regarding these items. This Statement is effective for fiscal years beginning after December 15, 1997. Management will assess the impact, if any, of this Statement on the Bank's future disclosures.

Capital Resources and Adequacy

    The Federal Reserve Board, the FDIC and the Office of Thrift Supervision have issued substantially similar risk-based and leverage capital guidelines applicable to banking organizations they supervise. Due to the Bank's capitalization, it is classified as "well capitalized".

     The Bank's year-end capital-to-asset ratio was relatively flat at 7.45% at December 31, 1997 as compared to 7.47% at December 31, 1996.

     The capital adequacy standards are based on an established minimum for Risk-Based Capital, Tier 1 Risk-Based Capital and the Tier 1 Leverage Ratio.

     The following table summarizes the Bank's regulatory capital ratios at December 31, 1997.

                       Required Ratio             Actual Ratio

Tier 1 risk-based            4.00%                     9.69%

Total risk-based             8.00%                    10.93%

Tier 1 leverage            4.00 to 5.00%               9.67%

     The Bank is in full compliance with all relevant regulatory capital requirements.

Year 2000 Compliance

    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organization.

    In July 1996, the Bank began the examination and resolution of the Year 2000 issue by appointing a project manager and advising the Board of Directors of the potential impact on the Bank's ability to do business if the Year 2000 issue is not resolved. The project manager prepared an action plan, risk analysis and inventory of Year 2000 related issues in compliance with a directive issued by the Federal Reserve. The project manager continues to add items to the inventory. Estimated completion of user testing of all high and moderate risk items is the first quarter of 1999, with a contingency plan for each item to be in place. In late 1997, the Bank upgraded or replaced software and hardware in conjunction with an internally financed change in data processors. The current data processor is certified to be Year 2000 compliant and user testing will begin during the third quarter of 1998.

    The Board of Directors receives periodic updates, which include the status and estimated completion dates of each item on the inventory. A failure to become Year 2000 compliant could disrupt the Bank's operating results and financial condition; therefore, progress is being closely monitored both internally by management and the Board of Directors, and externally by the regulators.



Item 7.  Financial Statements
         Balance sheets - December 31, 1997 and 1996

         Statements of income - Years ended December 31, 1997 and 1996

         Statements of stockholders' equity - Years ended December 31, 1997 and
         1996

         Statements of cash flows - Years ended December 31, 1997 and 1996

         Notes to financial statements - December 31, 1997 and 1996


             These statements are attached at the end of this report and are incorporated herein by reference.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         Not applicable.

                                    PART III

Item 9. Directors, Executive Officers, Promoters, and Control Persons; Compliance with Section 16(a) of the Exchange Act

         Information called for in this section is incorporated by reference to the Bank's Proxy Statement for the 1998 Annual Meeting.

Item 10. Executive Compensation

         Information called for in this section is incorporated by reference to the Bank's Proxy Statement for the 1998 Annual Meeting.

Item 11. Security Ownership of Certain Beneficial Owners and
         Management

     Information called for in this section is incorporated by reference to the Bank's Proxy Statement for the 1998 Annual Meeting.

Item 12. Certain Relationships and Related Transactions

     Information called for in this section is incorporated by reference to the Bank's Proxy Statement for the 1998 Annual Meeting.

Item 13.  Exhibits and Reports on Form 8-K

(a) Certain documents filed as part of this Form 10-KSB

    Exhibits:

         2.1 Amended and Restated Agreement and Plan of Merger, dated as of April 8, 1997 between Resource Bank and Eastern American Bank FSB. Filed June 24, 1997 as Exhibit A to the Issuer's Proxy Statement for its 1997 Annual Meeting to Shareholders, and is incorporated herein by reference.

         3.1 Articles of Incorporation. Filed April 28, 1993 as Exhibit 3.1 to the Issuer's Form 10-KSB and is incorporated herein by reference.

         3.2 By-laws. Filed April 28, 1993 as Exhibit 3.2 to the Issuer's Form 10-KSB and is incorporated herein by reference.

         3.3 Amendment to Articles of Incorporation, as amended. Filed March 30, 1995 as Exhibit 3.3 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

       * 3.4 Articles of Merger of Eastern American Bank, FSB with and into Resource Bank dated December 1, 1997, which contain the amended and restated Articles of Incorporation of Resource Bank.

        10.1 Director's Stock Option Agreement dated June 15, 1989. Filed April 28, 1993 as Exhibit 10.3 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.2 Non-Employee Director Incentive Stock Option Plan dated June 15, 1989. Filed April 28, 1993 as Exhibit 10.4 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.3 Resource Bank 1993 Long-Term Incentive Plan. Filed March 22, 1994 as Exhibit 10.6 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.4 Resource Bank 1993 Long-Term Incentive Plan, First Amendment. Filed March 30, 1995 as Exhibit 10.9 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.5 Resource Bank 1993 Long-Term Incentive Plan, Second Amendment. Filed March 31, 1997 as Exhibit 10.21 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.6 Resource Bank 1994 Long-Term Incentive Plan. Filed March 30, 1995 as Exhibit 10.10 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.7 Resource Bank 1994 Long-Term Incentive Plan, First Amendment. Filed March 31, 1997 as Exhibit 10.22 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

      * 10.8  Resource Bank 1996 Long-Term Incentive Plan, Amended and
              Restated.

        10.9  Resource Bank Retirement Savings Plan.  Filed March 20, 1996 as
              Exhibit 10.18 to the Issuer's Form 10-KSB, and is incorporated herein by reference.


       10.10 Lease agreement dated November 1, 1990 by and between Birchwood Mall Associates and Resource Bank and letter dated November 12, 1992 from Resource Bank to Fleder, Caplan, Jaffee Associates to amend the lease. Filed April 28, 1993 as Exhibit 10.1 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

       10.11 Lease agreement dated September 22, 1994 by and between Resource Mortgage and A. R. Marketing, Inc. Filed March 30, 1995 as
              Exhibit 10.12 to the Issuer's From 10-KSB, and is incorporated herein by reference.

       10.12 Assignment of Lease dated February 28, 1994 with Resource Mortgage to Contract Publishing, Inc. Filed March 30, 1995 as Exhibit 10.15 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.13 Lease agreement dated April 1, 1994 by and between Whooping Crane Limited Partnership and Southern Mortgage Financial Company. Filed March 20, 1996 as Exhibit 10.16 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.14 Lease agreement and Addendum to Lease both dated April 20, 1995, and First Lease Amendment dated December 13, 1995 to Lease by and between Glen Forest Professional Center Associates and Resource Bank. Filed March 20, 1996 as Exhibit 10.17 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

        10.15 Lease agreement and Addendum to Lease both dated May 1, 1996 by and between Birchwood Mall Associates and Resource Bank. Filed March 31, 1997 as Exhibit 10.19 to the Issuer's Form 10-KSB, and is incorporated herein by reference.

      * 10.16 Lease agreement dated July 22, 1997 by and between Washington Real Estate Investment Trust and Resource Bank.

      * 10.17 Lease agreement dated July 19, 1993 by and between Reston North Point Village Limited Partnership and Eastern American Bank, FSB.

      * 10.18 Lease agreement dated July 18, 1995 by and between The Richmond Corporation and Eastern American Bank FSB.

      * 10.19 Lease agreement dated October 31, 1995 by and between Elden Investments, L.L.C. and Eastern American Bank, FSB.

      * 10.20 Lease agreement dated October 24, 1994 by and between Greenbrier Point Partners, L.P. and CitizensBanc Mortgage Company and Assignment, Assumption and Release Agreement dated January 7, 1997 among Citizens Mortgage Company, Resource Bank and
              Greenbrier Point Partners, L.P.

      * 10.21 Lease agreement dated December 5, 1996 and Amendment dated August 5, 1997 by and between The Bon Air Green Company and Resource Bank.

      * Filed herein.

(b) Report on Form 8-K

        The Bank filed a current report on Form 8-K, dated December 1, 1997, reporting the acquisition or disposition of assets following the merger between Resource Bank and Eastern American Bank FSB. Audited Financial Statements, including Auditor's Reports, for Eastern American Bank FSB's operations for the Years Ended December 31, 1996 and 1995, Interim Unaudited Financial Statements for the Three Months Ended March 31, 1997 and 1996, and Pro Forma Financial Information as if the Merger had been consummated on March 31, 1997, included in the Joint Proxy Statement were filed on Pages F-1 through F-40 and pages 56-60 of the Joint Proxy Statement.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RESOURCE BANK

By    /s/ Lawrence N. Smith                      Date: 3-19-98
   ---------------------------------                   ------------
   Lawrence N. Smith
   President & Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence N. Smith and John B. Bernhardt and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Board of Governors of the Federal Reserve System, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


      /s/ John B. Bernhardt                       Date: 03-19-98
----------------------------------------------          ----------
John B. Bernhardt, Chairman of the Board

      /s/ Lawrence N. Smith                       Date: 03-19-98
----------------------------------------------          ----------
  Lawrence N. Smith, President &
Chief Executive Officer & Director

      /s/ Eleanor J. Whitehurst                   Date: 03-19-98
----------------------------------------------          ----------
Eleanor J. Whitehurst, SVP &
  Chief Financial Officer

      /s/ Alfred E. Abiouness                     Date: 03-19-98
----------------------------------------------          ----------
Alfred E. Abiouness, Director

      /s/ Thomas W. Hunt                          Date: 03-19-98
----------------------------------------------          ----------
Thomas W. Hunt, Director

      /s/ Louis Ray Jones                         Date: 03-19-98
----------------------------------------------          ----------
Louis Ray Jones, Director

      /s/ Arthur Russell Kirk                     Date: 03-19-98
----------------------------------------------          ----------
Arthur Russell Kirk, Director

      /s/ Elizabeth A. Twohy                      Date: 03-19-98
----------------------------------------------          ----------
Elizabeth A. Twohy, Director

                                                     Financial Statements
                                                     Years Ended December 31,
                                                     1997 and 1996


[Resource Bank Logo]

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Resource Bank
Virginia Beach, Virginia


           We have audited the accompanying balance sheets of Resource Bank (the "Bank") as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resource Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                   /s/ Goodman & Company, L.L.P.
                                                      --------------------------
                                                       Goodman & Company, L.L.P.
One Commercial Place
Norfolk, Virginia
January 30, 1998, except for
    Note 19, as to which the
    date is March 16, 1998

RESOURCE BANK
BALANCE SHEETS

December 31,                                                                     1997                  1996
---------------------------------------------------------------------------------------------------------------------
                                 ASSETS

Cash and due from banks                                                    $         2,611,891    $        2,109,357
Interest bearing deposits with banks                                                 9,678,732             1,853,357
Federal funds sold                                                                   1,920,000               170,000
Funds advanced in settlement of mortgage loans                                      23,744,135            11,034,743
Investment securities
     Available for sale                                                             12,432,253            16,892,436
     Held to maturity                                                                2,742,032                     -
Loans, net                                                                         148,016,531            80,934,739
Other real estate owned                                                                684,591                50,000
Premises and equipment                                                               3,236,907               610,622
Other assets                                                                         2,701,190             1,419,063
Accrued interest                                                                     1,561,756               761,994
                                                                         --------------------------------------------

                                                                           $       209,330,018    $      115,836,311
                                                                         ============================================

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
     Noninterest-bearing deposits                                          $        11,493,456    $        6,595,774
     Interest-bearing deposits                                                     158,014,876            92,582,781
                                                                         --------------------------------------------
                                                                           **      169,508,332    **      99,178,555

FHLB advances                                                                       20,950,000             7,236,500
Other liabilities                                                                    2,661,013               250,045
Accrued interest                                                                       608,856               516,150
                                                                         --------------------------------------------
                                                                                   193,728,201           107,181,250
                                                                         --------------------------------------------

Stockholders' equity
     Common stock, $3 par value - 3,333,333 shares authorized; shares issued and  outstanding:
         1997 - 1,226,690; 1996 - 967,874                                            3,680,070             2,903,622
     Additional paid-in capital                                                     10,769,249             6,497,615
     Retained earnings (accumulated deficit)                                           856,122              (723,072)
     Net unrealized appreciation (depreciation) on
         securities available for sale, net of
         income taxes                                                                  296,376               (23,104)
                                                                         --------------------------------------------
                                                                                    15,601,817             8,655,061
                                                                         --------------------------------------------

                                                                           $       209,330,018    $      115,836,311
                                                                         ============================================


  The notes to the financial statements are an integral part of this statement.

RESOURCE BANK
STATEMENTS OF INCOME


Years Ended December 31,                                                                   1997                1996
----------------------------------------------------------------------------------------------------------------------------
Interest income
     Interest and fees on loans                                                       $      8,315,741     $      6,268,239
                                                                                    ----------------------------------------
     Interest on investment securities:
         Interest on securities available for sale                                           1,103,257            1,185,350
         Interest on securities held to maturity                                                15,414                    -
                                                                                    ----------------------------------------
                                                                                             1,118,671            1,185,350
                                                                                    ----------------------------------------

     Interest on federal funds sold                                                            123,227              136,671
     Interest on funds advanced in settlement of
         mortgage loans                                                                      1,379,856              704,792
                                                                                    ----------------------------------------
            Total interest income                                                           10,937,495            8,295,052
                                                                                    ----------------------------------------

Interest expense
     Interest on deposits                                                                    5,695,994            4,600,337
     Interest on short-term borrowings                                                         287,430               89,421
                                                                                    ----------------------------------------
            Total interest expense                                                           5,983,424            4,689,758
                                                                                    ----------------------------------------

            Net interest income                                                              4,954,071            3,605,294

Provision for loan losses                                                                     (155,254)            (290,000)
                                                                                    ----------------------------------------

            Net interest income after provision for loan losses                              4,798,817            3,315,294
                                                                                    ----------------------------------------

Noninterest income
     Mortgage banking income                                                                 4,110,868            2,426,766
     Service charges                                                                           409,451              328,437
                                                                                    ----------------------------------------
                                                                                             4,520,319            2,755,203
                                                                                    ----------------------------------------

Noninterest expense
     Salaries and employee benefits                                                          4,035,860            2,654,946
     Occupancy expenses                                                                        571,231              390,602
     Depreciation and equipment maintenance                                                    458,126              352,598
     Professional fees                                                                         120,439              111,264
     Outside computer service                                                                  242,871              129,607
     FDIC insurance                                                                             12,452                2,000
     Stationery and supplies                                                                   295,875              211,319
     Marketing and business development                                                        205,073              175,427
     Other                                                                                     591,399              423,275
                                                                                    ----------------------------------------
                                                                                             6,533,326            4,451,038
                                                                                    ----------------------------------------

Income before income taxes                                                                   2,785,810            1,619,459
Income tax expense                                                                             964,648              153,274
                                                                                    ----------------------------------------

Net income                                                                            $      1,821,162     $      1,466,185
                                                                                    ========================================


Basic earnings per common share                                                       $           1.84     $           1.58
                                                                                    ========================================

Diluted earnings per share                                                            $           1.67     $           1.52
                                                                                    ========================================


  The notes to the financial statements are an integral part of this statement.

                                      - 3 -




RESOURCE BANK
STATEMENTS OF STOCKHOLDERS' EQUITY




Years Ended December 31, 1997 and 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Net Unrealized
                                                                                                       Appreciation
                                                                                                      (Depreciation)
                                                         Common Stock            Additional           on Securities
                                              ---------------------------   Paid-in     Accumulated   Available for
                                                 Shares         Amount      Capital       Deficit         Sale            Total
                                              --------------------------- ------------ ------------- ---------------    --------
Balance, December 31, 1995                        844,042     $2,532,126   $5,332,233   $(2,092,470)      $ 38,577     $ 5,810,466

Net changes in unrealized depreciation
     on securities available for sale, net
     of income taxes                                    -              -            -             -        (61,681)        (61,681)

Proceeds from common stock
     issued - net of issuance costs               123,832        371,496    1,165,382             -              -       1,536,878

Cash dividends paid
       $.10 per share                                   -              -            -       (96,787)             -         (96,787)

Net income for 1996                                     -              -            -     1,466,185              -       1,466,185
                                              -------------------------------------------------------------------------------------

Balance, December 31, 1996                        967,874      2,903,622**  6,497,615**    (723,072)       (23,104)**    8,655,061

Net changes in unrealized appreciation
     on securities available for sale, net
     of income taxes                                    -              -            -             -        319,480         319,480

Common stock issued as a result
     of business combination                      258,816        776,448    4,271,634             -              -       5,048,082

Cash dividends paid
       $.25 per share                                   -              -            -      (241,968)             -        (241,968)

Net income for 1997                                     -              -            -     1,821,162              -       1,821,162
                                              -------------------------------------------------------------------------------------

Balance, December 31, 1997                      1,226,690    $ 3,680,070  $10,769,249     $ 856,122       $296,376    $ 15,601,817
                                              =====================================================================================


  The notes to the financial statements are an integral part of this statement.

RESOURCE BANK
STATEMENTS OF CASH FLOWS


Years Ended December 31,                                                            1997                1996
---------------------------------------------------------------------------------------------------------------------
Operating activities
     Net income                                                               $       1,821,162    $       1,466,185
     Adjustments to reconcile to net cash
         used by operating activities:
         Provision for losses on loans and other real estate owned                      155,254              324,764
         Loss on sale of investment securities                                           45,313                    -
         Depreciation and amortization                                                  265,047              174,010
         Amortization of investment securities
            premiums, net of discounts                                                   21,170               26,084
         Loss on disposition of premises and equipment                                   11,198                  225
         Deferred loan origination fees, net of costs                                  (152,955)              58,425
         Changes in:
            Funds advanced in settlement of mortgage loans                          (12,709,392)          (5,559,746)
            Interest receivable                                                        (445,545)            (203,470)
            Interest payable                                                             92,699               95,777
            Other assets                                                             (1,003,497)            (191,552)
            Other liabilities                                                           (75,474)              34,227
                                                                             ----------------------------------------
                Net cash used by operating activities                               (11,975,020)          (3,775,071)
                                                                             ----------------------------------------

Investing activities
     Cash acquired in business combination
     Proceeds from sales and maturities of available-for-sale                        12,539,233                    -
         securities                                                                   7,972,963            2,887,874
     Proceeds from maturities of held-to-maturity securities                             28,654                    -
     Purchases of available-for-sale securities                                      (2,589,000)          (9,422,096)
     Loan originations, net of principal repayments                                 (18,318,736)         (23,673,309)
     Purchases of premises and equipment and other assets                            (2,237,125)            (169,723)
                                                                             ----------------------------------------
                Net cash used by investing activities                                (2,604,011)         (30,377,254)
                                                                             ----------------------------------------

Financing activities
     Proceeds from common stock issued, net of issuance costs                                 -            1,536,878
     Cash dividends paid                                                               (241,968)             (96,787)
     Proceeds (repayments) from FHLB advances                                         7,413,500            7,236,500
     Net increase (decrease) in demand deposits,
         NOW accounts and savings accounts                                           (2,618,793)           3,315,651
     Net increase in certificates of deposit                                         20,104,201           14,957,405
                                                                             ----------------------------------------
                Net cash provided by financing activities                            24,656,940           26,949,647
                                                                             ----------------------------------------

Increase (decrease) in cash and cash equivalents                                     10,077,909           (7,202,678)
Cash and cash equivalents at beginning of year                                        3,132,714           10,335,392
                                                                             ----------------------------------------

Cash and cash equivalents at end of year                                      $      13,210,623    $       3,132,714
                                                                             ========================================

Supplemental schedules and disclosures of cash flow information

     Cash paid for:
         Interest on deposits and other borrowings                            $       5,674,357    $       4,593,781
                                                                             ========================================


  The notes to the financial statements are an integral part of this statement.

RESOURCE BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND BUSINESS

        The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located. The Bank was organized in April, 1987, and commenced operations on September 1, 1988. The Bank's primary market area is within Virginia Beach and, to a lesser extent, in the surrounding cities of the South Hampton Roads area, including Norfolk, Chesapeake, Portsmouth and Suffolk.

        The Bank's principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank's lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

        The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, Hilton Head, South Carolina, and the northern Virginia/Washington, D.C. metropolitan area.

        In December, 1997, the Bank acquired a financial institution operating in northern Virginia. It provides lending and deposit services to individual and commercial customers. It operates two branches under the name Eastern American Bank.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. Such deposits amounted to $1,000,000 as of both December 31, 1997 and 1996.









                         (Notes continued on next page)

        Securities

        Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities purchased for trading purposes are held in the trading portfolio at market value, with market adjustments included in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders' equity.

        Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method. Declines in the fair value of individual held-to-maturity and available for sale securities below their cost that are other than temporary are included in earnings as realized losses.

        Funds Advanced in Settlement of Mortgage Loans

        Funds are advanced in settlement of mortgage loans originated on behalf of investor banks. Mortgage banking income is recognized when the related mortgage is transferred to the investor bank.

        Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

        Allowance for Loan Losses

        A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.






                         (Notes continued on next page)

        The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

        The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

        When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

        Income Recognition on Impaired and Nonaccrual Loans

        Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

        Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

        While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.


                         (Notes continued on next page)

        Other Real Estate Owned

        Other real estate owned is comprised of real estate and other assets acquired through foreclosure, acceptance of a deed in lieu of foreclosure, or loans in which the Bank receives physical possession of the debtor's assets. Other real estate owned is carried at the lower of the recorded investment in the loan or the fair value less estimated costs to sell. Upon transfer of a loan to foreclosed status, an appraisal is obtained and any excess of the loan balance over the fair value less estimated costs to sell is charged against the provision for credit losses. Revenues and expenses, and subsequent adjustments to fair value less estimated costs to sell are classified as an expense for other real estate owned.

        Restructured Loans

        Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Bank would not have otherwise considered. The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

        The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance. Prior to demonstrating performance, the Bank generally classifies impaired restructured loans, if any, as nonaccrual. The accrual of interest resumes when such loans can demonstrate performance, generally evidenced by six months of pre- or post-restructuring payment performance in accordance with the restructured terms, or by the presence of other significant factors. In addition, at the time of restructuring, loans are generally classified as impaired. A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

        Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

        Goodwill

        Goodwill related to the purchase of the mortgage company is amortized over five years using the straight-line method.



                         (Notes continued on next page)

        Income Taxes

        Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

        Earnings Per Common Share

        The Bank adopted Financial Accounting Standards Board (FASB) Statement No. 128, Earnings Per Share, on December 31, 1997. This statement establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes standards previously set in APB Opinion No. 15, Earnings Per Share. FASB No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement, and it requires a reconciliation of the numerator and denominator of the basic EPS computation with the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997. In accordance with the requirements of this Statement, all prior period EPS data have been restated to reflect the change in reporting requirements.

        Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

        Off-Balance-Sheet Financial Instruments

        In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.

        Use of Estimates

        The preparation of financial statements requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

                         (Notes continued on next page)

        Reclassifications

        Certain reclassifications have been made to prior year financial statements to conform them to the current year's presentation.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

        The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances was approximately $283,000 for the year ended December 31, 1997. On December 31, 1997, the required reserve balance was $158,000.


NOTE 4 - SECURITIES

        Securities at December 31, 1997 and 1996 are as follows:


                                                                 Gross             Gross
                                               Amortized       Unrealized        Unrealized             Fair
December 31, 1997                                Cost             Gains            Losses              Value
                                          ----------------  -------------     -------------        ----------
    Securities available for sale
      U.S. Government agencies               $ 9,352,448      $ 449,055         $       -          $ 9,801,503
      Federal Reserve Bank
        stock                                    297,250              -                 -              297,250
      Federal Home Loan Bank
        stock                                  2,233,500              -                 -            2,233,500
      Other                                      100,000              -                 -              100,000
                                              -----------     ----------           -------           ---------


                                            $ 11,983,198      $ 449,055         $       -         $ 12,432,253
                                             ============     ==========           =======        ============


    Securities held to maturity
      U.S. Government and agency
        securities                           $ 1,995,739       $ 11,310          $ 36,193       $   1,970,856
      State and municipal securities             746,293              -             1,293             745,000
                                             -----------        -------            -------          ---------


                                             $ 2,742,032       $ 11,310          $ 37,486       $   2,715,856
                                             ===========       ========           ========        ===========

December 31, 1996

    Securities available for sale
      U.S. Government agencies              $ 15,834,093       $ 89,591          $ 124,598      $   15,799,086
      Federal Reserve Bank stock                 245,750              -                 -              245,750
      Federal Home Loan Bank
        stock                                    747,600              -                 -              747,600
      Other                                      100,000              -                 -              100,000
                                             -----------        -------            -------           ---------


                                             $ 16,927,443      $ 89,591          $ 124,598      $   16,892,436
                                             ============      ========          =========      ==============


 There were no securities deemed to be held to maturity as of December 31, 1996.

                         (Notes continued on next page)

                                     - 11 -





NOTE 4 - SECURITIES (Continued)

        Federal Reserve Bank stock, Federal Home Loan Bank stock and other securities are restricted securities, carried at cost, and periodically evaluated for impairment.

        At December 31, 1997 and 1996, respectively, approximately $1,671,000 and $150,000, was pledged to secure deposits of the U.S. Government or the Commonwealth of Virginia.

        The amortized cost and fair value of securities by maturity date at December 31, 1997 are as follows:



                                              Securities held to Maturity         Securities Available for Sale
                                           -----------------------------------  --------------------------------
                                                Amortizeded                        Amortizeded
                                                   Cost            Fair Value         Cost         Fair Value
                                           ----------------    -------------    --------------    ---------------
Due in one year or less                         $   937,89        $  919,296       $    -            $     -
Due from one to five years                       1,210,149         1,191,990            -                  -
Due from five to ten years                         415,000           415,000            -                  -
Due after ten years                                178,985           189,570         9,352,448          9,801,503
Federal Reserve Bank stock                           -                 -               297,250            297,250
Federal Home Loan Bank stock                         -                 -             2,233,500          2,233,500
Other                                                -                 -               100,000            100,000
                                           ---------------   ---------------   ---------------    ---------------
                                           $     2,742,032   $     2,715,856   $    11,983,198    $    12,432,253
                                           ===============   ===============   ===============    ===============


        With respect to securities due after ten years, these securities have variable rates which change with market conditions.

        Gross realized gains and gross realized losses on available-for-sale securities were:

                                                           December 31,
                                                      -----------------------
Gross realized gains:                                  1997             1996
                                                      ------           ------
                U.S. government agencies             $    -             $  -
                                                     =========================
Gross realized losses:
                U.S. government agencies             $45,313               -
                                                     =========================


NOTE 5 - LOANS

        Loans consist of the following:

                                                     December 31,
                                          ---------------------------------
Gross loans:                                   1997               1996
                                              ------             ------
      Commercial                          $ 50,712,937       $ 34,021,264
      Real estate - construction            37,626,006         21,588,184
      Commercial real estate                 9,015,703          8,984,852
      Residential real estate               49,415,863         12,622,224
      Installment and consumer loans         3,819,368          4,758,462
                                          ------------------------------
          Total gross loans                150,589,877         81,974,986
      Less - allowance for loan losses      (2,573,346)        (1,040,247)
                                          ----------------------------------
      Loans, net                          $ 148,016,531      $ 80,934,739
                                          =================================

                         (Notes continued on next page)
                                     - 12 -





NOTE 5 - LOANS (Continued)

        A summary of the activity in the allowance for loan losses account is as follows:



                                                           Years Ended December 31,
                                                      --------------------------------
                                                          1997                  1996
                                                      ------------          ----------
Balance, beginning of year                            $ 1,040,247          $   854,171
Allowance acquired through business combination         1,400,000                  -
Provision charged to operations                           155,254              290,000
Loans charged-off                                         (65,051)            (119,925)
Recoveries                                                 42,896               16,001
                                                      --------------------------------
Balance, end of year                                  $ 2,573,346          $ 1,040,247
                                                      ================================


        Current accounting standards require certain disclosures concerning restructured loans, regardless of whether or not an impairment loss exists. At December 31, 1997 and 1996, such loans amounted to $65,000 and $913,000, respectively. Management does not believe an impairment loss exists with respect to these loans. These restructured loans, and impaired loans amounting to $3,048,976 and $32,421 as of December 31, 1997 and 1996, respectively, have a valuation allowance allocation of $450,183 and $139,950 at those respective dates. Substantially all of the loans considered impaired at December 31, 1997 were acquired in the business combination with Eastern American Bank in December, 1997. For the year ended December 31, 1997, the average recorded investment in these loans and the restructured loans was approximately $754,110. The Bank recognized $34,570 and $56,814 of interest income on both categories of loans during the years ended December 31, 1997 and 1996, respectively. None of the interest income was recognized on the cash basis.

        Loans on which the accrual of interest has been discontinued amounted to $3,048,976 and $50,311 at December 31, 1997 and 1996, respectively. If interest on those loans had been accrued, such income would have approximated $11,964 and $1,797 for 1997 and 1996, respectively. No interest was recognized or received on these loans in 1997 and 1996.


NOTE 6 - PREMISES AND EQUIPMENT

        Premises and equipment consist of the following:

                                                     December 31,
                                          ---------------------------------
                                             1997                    1996
                                          ---------------------------------
Land                                     $1,725,000              $        -
Leasehold improvements                    1,295,293                 430,180
Equipment, furniture and fixtures         1,212,476                 970,433
                                         ----------------------------------
                                          4,232,769               1,400,613
Less - accumulated depreciation            (995,862)               (789,991)
                                         ----------------------------------
                                         $3,236,907              $  610,622
                                         ==================================


     Depreciation charged to operating expense for the years ended December 31, 1997 and 1996 was $265,047 and $149,218, respectively.

                         (Notes continued on next page)
                                     - 13 -

NOTE 7 - DEPOSITS

        Interest-bearing deposits consist of the following:

                                                                December 31,
                                               ------------------------------------------
                                                    1997                          1996
                                               ------------------------------------------
Money Market and NOW account deposits           $ 11,554,162                $   8,584,535
Savings deposits                                  20,677,173                      669,964
Time deposits $100,000 and over                    1,228,198                      101,000
Other time deposits                              124,555,343                   83,227,282
                                               ------------------------------------------


                                                $158,014,876                $  92,582,781
                                               ==========================================


        The scheduled maturities of time deposits were as follows:



                                                                                       December 31,
                                                                           ---------------------------------------
                                                                                       (In thousands)
                                                                              1997                       1996
                                                                           ---------------------------------------
Less than one year                                                         $ 120,155                $   80,176
One to five years                                                              5,629                     3,051
Over five years                                                                  -                         101
                                                                           ---------------------------------------
                                                                           $ 125,784                $   83,328
                                                                           ======================================



NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

        Federal Home Loan Bank (FHLB) advances consist of the following:

                                                                                       December 31,
                                                                           ------------------------------------
                                                                                 1997                 1996
                                                                           ------------------------------------
Variable rate (6.95% at December 31, 1996)
               FHLB advance due November 3, 1997                           $         -            $  6,750,000
5.28% FHLB advance due January 3, 1997                                               -                 486,500
Variable rate (6.20% at December 31, 1997)
               FHLB advance due November 28, 1998                                9,650,000                 -
7.53% FHLB advance due April 3, 1998                                             1,000,000                 -
5.37% FHLB advance due July 1, 1998                                              1,000,000                 -
5.68% FHLB advance due December 28, 1998                                         2,000,000                 -
5.42% FHLB advance due October 28, 1999                                          2,000,000                 -
5.69% FHLB advance due February 6, 2000                                            300,000                 -
5.88% FHLB advance due September 24, 2002                                        5,000,000                 -
                                                                           ------------------------------------
                                                                           $    20,950,000        $   7,236,500
                                                                           ====================================
        Information regarding FHLB advances is summarized below:
           Weighed average rate                                            $          5.79%       $        5.50%
                                                                           ================       =============
           Average balance                                                 $     4,959,000        $   1,617,000
                                                                           ================    ================
           Maximum outstanding at month end                                $    20,950,000        $   7,236,500
                                                                           ====================================


                         (Notes continued on next page)
                                     - 14 -

        As of December 31, 1997 and 1996, respectively, advances are collateralized by FHLB stock with a cost of $2,233,500 and $747,600. In addition, securities amounting to $7,600,000 and $10,300,000 are pledged against these advances, as of December 31, 1997 and 1996, respectively. First mortgage loans amounting to $19,000,000 also serve to provide additional collateral for these advances at December 31, 1997. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to $30,000,000. The FHLB advances arrangement expires November 3, 1998, but can be prepaid at anytime by the Bank. Additionally, the Bank has a warehouse line of credit collateralized by first mortgage loans, amounting to $10,000,000 and expiring November 18, 1998. As of December 31, 1997, the Bank not drawn from this line of credit.


NOTE 9 - STOCKHOLDERS' EQUITY

        At December 31, 1997, the Bank is in full compliance with all relevant regulatory capital requirements. However, under state law, the Bank may not pay dividends until it has restored any deficits in its capital funds as originally paid in, or unless permission is obtained from the State Corporation Commission and approved by stockholders. During April, 1997 and January, 1996, respectively, the Board of Directors approved $.25 and $.10 per share dividends, for total dividends of $241,968 and $96,787, which were approved by the State Corporation Commission and subject to shareholder approval. The cash dividends were paid to stockholders in October, 1997 and July, 1996, respectively. As a result of the Bank's improved financial condition, such approvals are no longer required as long as the Bank continues to achieve satisfactory earnings. In 1998, the Board established a quarterly dividend policy, which resulted in a declaration of a $.12 per share dividend in the first quarter of 1998.

        In December, 1997, the Bank issued 258,816 shares of its common stock in a share exchange which resulted in the acquisition of Eastern American Bank, FSB (see Note 18). Costs associated with the acquisition of $218,000 were capitalized and will be amortized into expense over a fifteen year period on a straight-line basis.

        During 1996, the Bank offered shares of its common stock for sale at a price of $12.50 per share. In connection with the stock offering, 124,133 shares were sold. Costs associated with the stock offering of $14,800 were charged against additional paid-in capital in 1996.


NOTE 10 - STOCK COMPENSATION PLANS

        At December 31, 1997, the Bank has four stock compensation plans for its officers and directors. Each plan is a fixed option plan. Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of (FASB) Statement No. 123, Accounting for Stock Based Compensation. The Bank applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all its plans. Accordingly, no compensation cost has been recognized for these plans against earnings.



                         (Notes continued on next page)

        The Bank's 1996 Long-Term Incentive Plan authorized the grant of options to management personnel and directors of 22,500 and 80,550 shares of the Bank's common stock in 1997 and 1996, respectively. All options have 10 year terms, and become fully exercisable when the Bank's average market price of its common stock has attained at least $25 per share for at least thirty consecutive days. The 1997 stock options are not exercisable for five years from the date of grant.

        Pro forma information regarding net income and earnings per share is required by FASB No. 123, and has been determined as if the Bank had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 5.75% and 5.5% in 1997 and 1996, respectively; no dividend yields; volatility factors of the expected market price of Bank's common stock of 29% and 42% in 1997 and 1996, respectively, and a weighted-average expected life of the option of five years in 1997 and one year in 1996.

        The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Bank's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measurre of the fair value of its employee stock options.

        Had compensation cost for the Bank's 1996 Long-Term Incentive Plan been determined based on the fair value method prescribed by FASB No. 123, the Bank's net income and earnings per share would have been reduced to the pro-forma amounts indicated for the year ended December 31:

                                                              1997                1996
                                                           -------------------------------
Net income                              As reported         $1,821,162         $ 1,466,385
                                        Pro forma           $1,774,850         $ 1,331,622
Basic earnings per share                As reported         $     1.84         $      1.58
                                        Pro forma           $     1.79         $      1.44
Diluted earnings per share              As reported         $     1.67         $      1.52
                                        Pro forma           $     1.62         $      1.38









                         (Notes continued on next page)

        The following is a summary of the Bank's stock option activity, and related information for the years ended December 31:




                                                        1997                                 1996
                                                       ------                               -----
                                                              Weighted -                            Weighted -
                                                               Average                               Average
                                                              Exercise                               Exercise
                                              Options           Price            Options              Price
                                           ----------        ----------         --------           -----------
Outstanding - beginning of year             162,382          $ 9.20              81,832             $ 5.96
Granted                                      22,500           31.50              80,550              12.50
Exercised                                      -                -                  -                   -
Forfeited                                      -                -                  -                   -
                                          --------------------------------------------------------------------

Outstanding - end of year                   184,882           11.91             162,382               9.20
                                          --------------------------------------------------------------------

Exercisable - end of year                   162,382          $ 9.20              81,832             $ 5.96
                                          --------------------------------------------------------------------

Weighted average fair value of
     options granted during the

     year                                                    $  11.61                               $ 2.53
                                                              ========                              =======





NOTE 11 - INCOME TAXES

        The principal components of the income tax expense were as follows:


                                                     December 31,
                                         ------------------------------------
                                               1997                   1996
                                         -------------             -----------
Federal - current                        $  485,846                $   35,925
Federal - deferred                          478,802                   117,349
                                         ------------------------------------


                                         $  964,648                $  153,274
                                         ====================================


        The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:


                                                         December 31,
                                           ------------------------------------
                                                1997                   1996
Income tax expense computed at federal     ------------            ------------
               statutory rates             $  947,175              $  550,616

Tax effects of:
               Valuation allowance               -                   (407,698)
               Other                          17,473                   10,356
                                           ----------------------------------


                                           $ 964,648               $  153,274
                                           ==================================

                         (Notes continued on next page)

        The Bank's deferred tax assets and liabilities and their principal components are as follows:

                                                                                    December 31,
                                                                       ------------------------------------
                                                                          1997                      1996
                                                                       ----------              ------------

Deferred tax assets:
               Intangible assets                                       $  153,487              $    21,563
               Bad debts                                                  615,448                   58,143
               Fixed assets                                               255,814                   15,638
               Other                                                       19,796                   22,061
               Alternative minimum tax credit                               -                       27,504
               Net operating loss                                           -                      448,127
                                                                       ------------------------------------

Total deferred tax asset                                                1,044,545                  593,036
                                                                       ------------------------------------


Deferred tax liabilities:
               Loans                                                   $  321,205              $      -
               Deposits                                                   637,340                     -
               Deferred fees                                              300,937                  250,385
               FHLB stock                                                  17,821                     -
               Unrealized gain on securities
                   available for sale                                     152,679                     -
                                                                       --------------          -------------

Total deferred tax liability                                            1,429,982                  250,385
                                                                       --------------          -------------


Net deferred tax asset (liability)                                     $ (385,473)             $   342,651
                                                                       ==============          ==============



       The Bank had a net operating loss carryforward for income tax purposes of $1,318,020 as of December 31, 1996. The Bank recorded a deferred tax asset of $448,127 for the benefit of the loss carryforwards. At December 31, 1997, all net operating loss carryforwards have been fully utilized for both financial statement and income tax return purposes.




                         (Notes continued on next page)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

       The Bank leases its main office in Virginia Beach along with offices of the mortgage division and northern Virginia offices acquired through the business combination. The leases provide for options to renew for various periods. All escalation clauses based on fixed percentages are included in the disclosure below. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under long-term non-cancelable lease agreements.


                            Lease
                          Payments
                        ------------

1998                   $   844,485
1999                       837,640
2000                       751,285
2001                       660,731
2002                       613,863
Thereafter               1,898,821
                       -------------


                       $ 5,606,825
                       =============


        Total lease expense was $392,222 and $278,656 for 1997 and 1996, respectively.

        The Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.


NOTE 13 - RELATED PARTY TRANSACTIONS

        The Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest. A summary of related party loan activity during 1996 is as follows:


Balance, December 31, 1996                           $       1,745,765
Acquired through business combination                          653,705
Originations - 1997                                                  -
Repayments - 1997                                            (790,089)
                                                     -----------------


Balance, December 31, 1997                           $       1,609,381
                                                     =================


        In the opinion of Management, such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements and do not represent more than normal credit risk.

        There were no commitments to extend credit and letters of credit to related parties at December 31, 1997.


                         (Notes continued on next page)

NOTE 14 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

        The Bank has outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank's obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 1997. Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.



                                                                        Variable Rate           Fixed Rate
                                                                         Commitments           Commitments
                                                                        ---------------       ---------------
December 31, 1997
        Loan Commitments                                                $    53,810,327       $    6,820,324

        Standby letters of credit and guarantees written                $     2,946,393       $        -


December 31, 1996
        Loan Commitments                                                $    29,373,641       $    3,572,964

        Standby letters of credit and guarantees written                $       864,135       $        -


        All of the guarantees outstanding at December 31, 1997 expire at various dates between 1998 and 2001. Interest rates on fixed-rate commitments range from 7.5% to 12% as of December 31, 1997.

        Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position, until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value. The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).


                         (Notes continued on next page)

        Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. The major concentrations of credit risk for the Bank arise by customer loan type in relation to loans and credit commitments, as shown in the following table. A geographic concentration arises because the Bank operates primarily in southeastern Virginia.



                                                                                   Installment
                           Residential       Commercial           Small               and
                           Property           Property           Business            Consumer           Total
                        -------------      -------------      --------------     ---------------   --------------

Loans and
    receivables         $   87,041,869     $   9,015,703      $   50,712,937     $  3,819,368       $ 150,589,877
Credit
    commitments             45,386,958         3,289,205          11,479,993          474,495          60,630,651
                        --------------     -------------      --------------     ------------        ------------


                        $  132,427,827     $  12,304,908      $   62,192,930     $  4,293,863       $ 211,220,528
                        ===============    ==============     ==============     ============       =============




        The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.


NOTE 15 - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.



                         (Notes continued on next page)

         As of September 30, 1996, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                      For Capital             Prompt Corrective
                                            Actual                 Adequacy Purposes          Action Provisions
                                      --------------------        -------------------        ------------------
                                       Amount        Ratio        Amount        Ratio        Amount       Ratio
                                      --------       -----        ------        -----        ------       -----
As of December 31, 1997:
   Total Capital
   (to Risk-Weighted Assets)          $ 17,298,000  10.93%        $  12,657,680  > 8%       $ 15,822,100 >  10%
                                                                                 -                       -
   Tier I Capital
   (to Risk-Weighted Assets)          $ 15,324,000   9.69%        $  6,328,840   > 4%       $ 9,493,260  >   6%
                                                                                 -                       -
   Tier I Capital
   (to Average Assets)                $ 15,324,000   9.61%        $  6,340,520   > 4%       $ 7,925,650  >   5%
                                                                                 -                       -

                                       Amount        Ratio        Amount        Ratio        Amount       Ratio
                                      --------       -----        ------        -----        ------       -----
 As of December 31, 1996:
   Total Capital
   (to Risk-Weighted Assets)          $  9,692,000  11.45%        $  6,770,480   > 8%       $ 8,463,100  >  10%
                                                                                 -                       -
   Tier I Capital
   (to Risk-Weighted Assets)          $  8,652,000  10.22%        $  3,385,240   > 4%       $ 5,077,860  >   6%
                                                                                 -                       -
   Tier I Capital
   (to Average Assets)                $  8,652,000   8.11%        $  4,269,800   > 4%       $ 5,337,250  >   5%
                                                                                 -                       -



NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents the carrying amounts and fair value of the Bank's financial instruments as of December 31, 1997 and 1996. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts in the table are included in the balance sheet under the indicated captions.



                         (Notes continued on next page)



                                                              1997                             1996
                                                ------------------------------     ----------------------------
                                                    Carrying           Fair             Carrying         Fair
                                                     Amount            Value             Amount          Value
                                               ----------------   ------------     ----------------  -----------
                                                    (Dollars in thousands)             (Dollars in thousands)
Financial Assets:
    Cash and cash equivalents                   $   13,211        $   13,211        $    3,133        $   3,133
    Deposits in other banks                          1,000             1,000             1,000            1,000
    Loans (net)                                    148,017           151,316            80,934           82,360
    Investment securities                           15,174            15,148            16,892           16,892
    Funds advanced in settlement of
        mortgage loans                              23,744            23,744            11,035           11,035
    Accrued interest receivable                      1,562             1,562               762              762

Financial Liabilities:
    Deposit liabilities                            169,508           169,821            99,178           99,448
    Short-term borrowings                           13,650            13,650             7,236            7,236
    Long-term borrowings                             7,300             7,016              -                -
    Accrued interest payable                           609               609               516              516



        Estimation of Fair Values

        The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

        Short-term financial instruments are valued at their carrying amounts included in the Bank's balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents and funds advanced in settlement of mortgage loans, and short-term borrowings.

        Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

        Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

        The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed - maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.


                         (Notes continued on next page)

        The carrying amounts of accrued interest receivable and payable, and certain other assets approximate fair value.

        It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost effective, reliable measurement methods for these instruments.


NOTE 17 - EARNINGS PER SHARE RECONCILIATION

        The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.


                                                                               1997               1996
                                                                         ----------------------------------
Net income (numerator, basic and diluted)                                $     1,821,162          1,466,185
Weighted average shares outstanding (denominator)                                989,442            926,825
                                                                         ----------------------------------
Earnings per common share-basic                                          $          1.84               1.58
                                                                         ==================================
Effect of dilutive securities:
        Weighted average shares outstanding                                      989,442            926,825
        Effect of stock options                                                  102,297             40,712
                                                                         ----------------------------------
        Diluted average shares outstanding (denominator)                       1,092,739            967,537
                                                                         -----------------------------------
        Earnings per common share - assuming dilution                    $          1.67        $      1.52
                                                                         ===================================


NOTE 18 - BUSINESS COMBINATION

        On December 1, 1997, the Bank acquired Eastern American Bank, FSB, in a business combination accounted for under the purchase method of accounting. In an exchange of shares, all of the issued and outstanding common and preferred stock of Eastern American Bank were converted into the right to receive 258,816 shares of Resource Bank common stock, amounting to a purchase price of $5,048,082. As a result of the combination, the Bank acquired $66,514,000 in assets (including cash of $12,539,000), $48,082,200 in net loans, and assumed $52,844,000 in deposit liabilities. The fair value of the assets acquired, net of liabilities assumed, exceeded the purchase price by $547,000. Accordingly, this excess was allocated to, and eliminated, certain property and equipment and other non current assets of the acquired bank. The acquisition did not have a material effect on the results of operations for the year ended December 31, 1997, as the results of operations only include Eastern American Bank's activity for the month then ended.




                         (Notes continued on next page)

        The following unaudited pro forma financial information for the years ended December 31, 1997 and 1996 is presented for informational purposes only. This information assumes the business combination was consummated on January 1, of each year and is not necessarily indicative of the combined results of operations which would actually have occurred had the transaction been consummated on that date or which may be obtained in the future. This financial information includes the actual separate operating results of the Bank and Eastern American through November 30, 1997, the financial impact of all pro forma adjustments, and the actual combined operating results of the Bank for the period December 1, 1997 through December 31, 1997. Dollars are in thousands, except per share data.



                                                             Unaudited Pro Forma
                                                            Results of Operations
                                                                 Years Ended
                                               December 31, 1997        December 31, 1996
                                               -----------------        -----------------


Total interest income                             $  16,904                $   14,477
Net interest income                               $   7,554                $    5,888
Net income                                        $   1,607                $    1,633
Basic earnings per common share                   $    1.31                $     1.38
Diluted earnings per share                        $    1.21                $     1.33


NOTE 19 - SUBSEQUENT EVENT

        On March 16, 1998, the Bank declared a quarterly dividend of $.12 per share to be paid to shareholders of record on March 31, 1998.



                                    * * * * *


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